                       DEVELOPMENT AND LICENSE AGREEMENT



                         AS AMENDED AS OF APRIL 1, 2001



                                    BETWEEN



                              IMMUNOMEDICS, INC.



                                      AND



                                 AMGEN INC./1/

_________________________
/1/ Legend:  [* ] connotes material that has been omitted pursuant to a request
    ------
for confidential treatment. Such omitted material has been filed separately on a confidential basis with the Office of the Secretary of the Securities and Exchange Commission.

                               TABLE OF CONTENTS

SECTION                   TITLE                                        PAGES
-------                   -----                                        -----
Section One - DEFINITIONS

    1.1...........................................................       2

Section Two - LICENSES

    2.1 - 2.4.....................................................       2

Section Three - ASSIGNMENT

    3.1...........................................................       2

Section Four - [*] AGREEMENTS

    4.1...........................................................       3

Section Five - EXCLUSIVITY

    5.1 - 5.4.....................................................       3

Section Six - TECHNOLOGY TRANSFER

    6.1 - 6.3.....................................................   3 - 4

Section Seven - [*] RIGHTS

    7.1 - 7.5.....................................................   4 - 5

Section Eight - [*] PRODUCTS

    8.1 - 8.3.....................................................   5 - 6

Section Nine - SIGNING FEE

    9.1...........................................................       6

Section Ten - CLINICAL MILESTONES

    10.1 - 10.3...................................................   6 - 7

Section Eleven - ROYALTIES

    11.1 - 11.9...................................................  7 - 10

SECTION                      TITLE                                   PAGES
-------                      -----                                   -----
Section Twelve - SALES MILESTONES

    12.1 - 12.2...................................................    10 - 11

Section Thirteen - NO FURTHER CONSIDERATION

    13.1..........................................................         11

Section Fourteen - PAYMENTS

    14.1 - 14.6...................................................    11 - 12

Section Fifteen - DEVELOPMENT

    15.1 - 15.8...................................................    12 - 14

Section Sixteen - MANUFACTURING

    16.1 - 16.7...................................................    14 - 17

Section Seventeen - COMMERCIALIZATION

    17.1..........................................................         17

Section Eighteen - DILIGENCE

    18.1 - 18.5...................................................    17 - 19

Section Nineteen - INTELLECTUAL PROPERTY

    19.1 - 19.6...................................................    19 - 25

Section Twenty - INSURANCE; INDEMNIFICATION

    20.1 - 20.4...................................................    25 - 26

Section Twenty-One - TERM; TERMINATION

    21.1 - 21.5...................................................    26 - 30

SECTION                      TITLE                             PAGES
-------                      -----                             -----
Section Twenty-Two - CONFIDENTIALITY

    22.1 - 22.3...........................................     30 - 31

Section Twenty-Three - PERMITTED DISCLOSURE

    23.1..................................................          31

Section Twenty-Four - PUBLICATIONS

    24.1 - 24.4...........................................     31 - 33

Section Twenty-Five - PUBLIC ANNOUNCEMENTS

    25.1 - 25.2...........................................          33

Section Twenty-Six - THIS AGREEMENT

    26.1..................................................     33 - 34

Section Twenty-Seven - TRANSITION

    27.1..................................................          34

Section Twenty-Eight - REPRESENTATIONS, WARRANTIES AND
                       COVENANTS

    28.1 - 28.4...........................................     34 - 36

Section Twenty-Nine - HSR

    29.1 - 29.3...........................................          36

Section Thirty - EFFECTIVENESS

    30.1..................................................          36

Section Thirty-One - COSTS AND EXPENSES

    31.1..................................................          36

Section Thirty-Two - GENERAL

    32.1 - 32.15..........................................     36 - 39

SECTION                      TITLE                            PAGES
-------                      -----                            -----
Exhibit A - GLOSSARY...................................       A-1 to A-8


Exhibit B - [*] PATENT RIGHTS,
            [*] PATENT RIGHTS AND
            LICENSED TRADEMARK RIGHTS..................       B-1 to B-2


Exhibit C - LIST OF DEVELOPMENT CONTRACTS..............       C-1 to C-_


Exhibit D - [*] AGREEMENT.............................        D-1 to D-26


Exhibit E - [*] AGREEMENT.............................        E-1 to E-21


Exhibit F - PRESS RELEASE..............................       F-1 to F-3


SCHEDULE

                       DEVELOPMENT AND LICENSE AGREEMENT


     This DEVELOPMENT AND LICENSE AGREEMENT (this "Agreement"), entered into with an effective date of December 17, 2000 (the "Effective Date"), as amended as of April 1, 2001, is by and between Immunomedics, Inc., a Delaware corporation with its principal place of business at 300 American Road, Morris Plains, New Jersey 07950, and Amgen Inc., a Delaware corporation, with its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320-1799.

                                   RECITALS

     WHEREAS, Amgen has substantial experience and expertise in developing, marketing, distributing and selling pharmaceutical products;

     WHEREAS, the parties, having successfully concluded negotiations, desire to enter into a business relationship respecting the research, development and commercialization of certain antibody-based products, the consummation of which is contingent on and subject to the satisfaction of applicable legal requirements under the Hart-Scott-Rodino Act;

     WHEREAS, the parties desire to enter into a legal and binding agreement respecting the terms and conditions under which Immunomedics and Amgen are prepared to conduct such business relationship, upon the satisfaction of such legal requirements;

     NOW, THEREFORE, the parties in consideration of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, and intending to enter into a legal and binding agreement, hereby agree to the terms and conditions of this Agreement and the accompanying Exhibits and Schedule, all of which are incorporated herein by reference.

In consideration of the foregoing, the parties agree as follows:

                               1.0  DEFINITIONS

1.1 Unless otherwise provided herein, each capitalized term used herein shall have the meaning assigned to it in the Glossary attached hereto as Exhibit A.

                                 2.0  LICENSES

2.1 Immunomedics grants to Amgen an exclusive license, with the right to sublicense, under Licensed Patent Rights, Licensed Trademark Rights and Licensed Know-How, to make, have made, use, sell, lease, offer to sell or lease, import, export (within the Territory) or otherwise exploit, or transfer physical possession of or title in, Product(s) in the Field in the Territory.

2.2 Upon Amgen's request, Immunomedics shall negotiate with [*], and Amgen shall have the right to participate with Immunomedics in negotiations for (and Amgen shall have right to approve, which approval will not be unreasonably withheld or delayed), license agreement(s) relating to intellectual property in the Territory claiming [*].

2.3 Upon Amgen's request, Immunomedics (a) shall negotiate with [*] to grant Amgen an exclusive sublicense to Immunomedics' rights and obligations under the [*] in the Field in the Territory and/or (b) shall terminate the [*]. Other than with respect to the [*] Agreements, nothing in this Agreement shall restrict the right of Immunomedics, after the Closing Date, to enter into one or more separate agreements with [*] to conduct clinical trials with [*] solely outside of the Territory.

2.4 In addition to the exclusive license and other rights granted to Amgen in this Agreement, Immunomedics grants to Amgen a non-exclusive, irrevocable, perpetual, compensation-free and [*] right and license, without the right to sublicense, to make, have made, and use Licensed Know-How, for Amgen's internal research and development purposes only.

                                3.0  ASSIGNMENT

3.1 Except with respect to the [*] Agreements, Immunomedics hereby assigns to Amgen, free and clear of encumbrance, all right, title and interest in all [*] Contracts, Governmental Approvals and Regulatory Filings owned or controlled in each case by Immunomedics on the Closing Date, which are accepted in writing by Amgen. In the event such [*] Contracts are not freely assignable by Immunomedics, Immunomedics shall use reasonable commercial efforts to work with the contracting party in order to obtain an assignment to Amgen. Notwithstanding any of the foregoing, Immunomedics shall disclose in writing and provide to Amgen copies of all [*] Contracts, Governmental Approvals and Regulatory Filings not later than [*] days following the Closing Date, and only those accepted in writing by Amgen (in its sole discretion) within[*] days of receipt shall be assigned to and accepted by Amgen, and thereafter the accepted [*] Contracts shall be listed in Exhibit C.

                              4.0  [*] AGREEMENTS

     [*]

                               5.0  EXCLUSIVITY

5.1 Immunomedics shall not grant any right, license, consent, or privilege to any Third Party or otherwise undertake any action, either directly or indirectly, that would conflict with any of the rights of Amgen or the obligations of Immunomedics hereunder.

5.2 Except as to the extent of Immunomedics' Retained Rights or its obligations to Amgen as explicitly set forth in this Agreement, Immunomedics shall not, either by itself and/or through a Third Party, make, have made, use, sell, lease, offer to sell or lease, import, export (within the Territory) or otherwise exploit, or transfer physical possession of or title in (or otherwise directly or indirectly engage in any activity or take any action with respect
to), any and all CD22-Based Compound(s) and CD 22 Ligand-based Compound(s) in the Field or in the field of [*] in the Territory.

5.3 Neither Party shall take any action with respect to Product(s) and Licensed Know-How, Licensed Patent Rights and Licensed Trademark Rights, except to the extent explicitly permitted under this Agreement.

5.4 During the term of this Agreement, Amgen shall not clinically develop or commercialize any CD22-Based Compound(s) or CD22 Ligand-based Compound(s), other than Product(s), in the Field and in the Territory without either electing (and promptly notifying Immunomedics of Amgen's decision) to (i) include any such CD22-Based Compound(s) and/or CD22 Ligand-based Compound(s) within the definition of "Product(s)" in (A.39 of Exhibit A), subject to the terms of this Agreement or (ii) terminate this Agreement under Section 21.2.1 and return the rights to Product(s) hereunder to Immunomedics.

                           6.0  TECHNOLOGY TRANSFER

6.1 Within [*] after the Closing Date, Immunomedics shall transfer to Amgen the [*] which Immunomedics uses [*].

6.2 Promptly, but in no event more than [*] after the Closing Date, Immunomedics shall transfer to Amgen such Immunomedics Know-How as follows:

     6.2.1 all information, in writing (or in another mutually-agreed tangible form) in a detail sufficient to enable Amgen to practice the rights and licenses granted to it under this Agreement (including, but not limited to, its license and manufacturing rights and other rights and obligations hereunder); and

     6.2.2 all Materials sufficient to enable Amgen to practice the rights and licenses granted to it under this Agreement (including, but not limited to, its license and manufacturing rights and other rights and obligations hereunder), including Epratuzumab and [*], in a sufficient quantity and with associated data and information in a detail sufficient to permit Amgen to [*].

6.3 Other than the transition activities set forth in this Agreement (e.g., activities covered in this Section 6.0 and in Section 27.0), Amgen may request additional reasonable technical support or additional quantities of Product(s) from Immunomedics to assist in Amgen's development and commercialization of Product(s), and Amgen shall reimburse Immunomedics for its actual expense, as agreed to by the parties in advance.

                                7.0  [*] RIGHTS

7.1  Subject to the rights granted to Amgen under this Agreement and subject to
Section 7.5, Immunomedics retains the sole right, without the right to sublicense, under Licensed Patent Rights, Licensed Trademark Rights and Licensed Know-How, to conduct by itself (but not with any Third Party) research and preclinical development activities [*] with [*], but not with Product(s)), in the Territory ("[*] Rights").

7.2 From time to time, Immunomedics may submit proposals (including research plans and associated budgets) for research projects regarding [*] to Amgen. [*].

7.3 The parties shall meet [*] to exchange information relative to their research, preclinical and clinical work on Product(s), and on [*] (in accordance with any activity of Amgen pursuant to Section 18.5.1). As part of such meetings, the parties shall provide updates on the status of clinical trials of Epratuzumab in their respective territories. As Amgen may benefit from the specific background and insights of Immunomedics into the clinical development of Epratuzumab, the foregoing is in no way intended to inhibit informal discussions, which both parties encourage in order to facilitate the research and development of Product(s) and [*].

7.4  [*]

7.5 [*]. Notwithstanding anything to the contrary in this Agreement, Amgen shall retain the exclusive right to clinically develop and commercialize Product(s) in the Field in the Territory.

                               8.0  [*] PRODUCTS

     8.1 Immunomedics grants Amgen [*] to all Antibodies which bind to CD22 and [*], which are owned or controlled by Immunomedics on the Closing Date or during the term of this Agreement (collectively, "[*] Product(s)"). Immunomedics shall provide Amgen with information (including, but not limited to, research, preclinical and clinical information) pertaining to [*] Product(s) when offered to Amgen; said information shall be provided in sufficiently reasonable detail to permit Amgen [*] as set forth hereinbelow.

     8.1.1 Upon receipt of data regarding a [*] Product(s) from Immunomedics pursuant to Section 8.1, Amgen will indicate its [*] in such [*] Product(s) to Immunomedics. [*]

     8.1.2  [*]

8.2  [*]

     8.2.1  [*]

     8.2.2  [*]

8.3  [*]

                               9.0  SIGNING FEE

9.1 Not more than two (2) business days following the Closing Date, Amgen shall pay to Immunomedics a signing fee of Eighteen Million Dollars ($18,000,000).

                           10.0  CLINICAL MILESTONES

10.1 On a Product-by-Product basis, within [*] following the first achievement or occurrence, by the performance of Amgen or a Sublicensee of Amgen, of each of the following clinical milestone events with a Product ("Clinical Milestone Event(s)"), Amgen shall pay to Immunomedics the corresponding one-time clinical milestone payments set forth hereinbelow for each such Product ("Clinical Milestone Payment(s)"):

     10.1.1  Epratuzumab

                                                   Clinical Milestone
             Clinical Milestone Event                   Payment
             ------------------------              ------------------

             (a) [*]                                      $[*]
             (b) [*]                                      $[*]
             (c) [*]                                      $[*]
                                                          ----
                     Total Clinical Milestone Payments    $65,000,000

     10.1.2  2/nd/ Generation Product(s)

                                                   Clinical Milestone
     Clinical Milestone Event                           Payment
     ------------------------                      ------------------

     (a) [*]                                              $[*]
     (b) [*]                                              $[*]
     (c) [*]                                              $[*]
     (d) [*]                                              $[*]
                                                          ----
                     Total Clinical Milestone Payments    $47,500,000

10.2 [*]

10.3 Amgen shall not be obligated to pay any Clinical Milestone Payment under
Section 10.0 more than once for any Product.

                                11.0  ROYALTIES

11.1 Amgen shall pay to Immunomedics a Royalty, [*], for annual Net Sales of each Product (on a Product-by-Product basis) by Amgen or its Sublicensees in the
Territory:

     11.1.1 a Royalty rate of [*] percent ([*]%) of that portion of annual Net Sales in the Territory of each such Product that is less than or equal to [*] Dollars ($[*]);

     11.1.2  [*]

     11.1.3  [*]

11.2 Combination Product(s).   In the event Amgen elects to sell one or more
products in which one or more Product(s) is in combination with one or more Active Component(s) ("Combination Product"), the parties shall confer in good faith to determine a Royalty rate that shall equitably compensate Immunomedics for the value of the Product(s) within the Combination Product

11.3 Third Party Payments.

     11.3.1 Except as set forth in Section 19.4.2 with respect to any other Third Party payments, Amgen shall be responsible for a total of the [*] of all royalties (or equivalent payments) paid by Amgen to any Third Party, whether under the [*]Agreement, the [*] Agreement, or any other agreement for a license to any Third Party intellectual property required to make, have made, use, sell, lease, offer to sell or lease, import, export (within the Territory) or otherwise exploit, or transfer physical possession of or title in, a Product in the Field in a country in the Territory. Except as set forth in Section 19.4.2 with respect to any other Third Party payments, [*] of any fees, milestone payments, royalties or other payments which are paid by Amgen for a license or other rights to any Third Party intellectual property rights required to make, have made, use, sell, lease, offer to sell or lease, import, export (within the Territory) or otherwise exploit, or transfer physical possession of or title in, a Product in the Field in a country in the Territory [*] for the Net Sales of such Product in such country. Under no circumstances shall [*] of that due in such country for any period solely because of [*].

     11.3.2 Upon the expiration or termination, on a country-by-country basis, of the obligation by Amgen (or by Immunomedics on behalf of Amgen) to pay royalties (or equivalent payments) to a Third Party under the [*] Agreement, the [*] Agreement or any other agreement for a license to any Third Party intellectual property required to make, have made, use, sell, lease, offer to sell or lease, import, export (within the Territory) or otherwise exploit, or transfer physical possession of or title in, a Product in the Field in a country in the Territory, Amgen shall increase the amount of its quarterly payment under
Section 14.1 to Immunomedics by [*] of the amount Amgen would have otherwise paid to [*], [*], or any other Third Party had such obligation not expired or terminated. The additional payment shall be separately calculated by Amgen as though it would have been paid to such Third Party and will be identified as a separate line item with each Royalty statement provided to Immunomedics under
Section 14.1.

11.4 [*]

     11.4.1   [*]

     11.4.2  [*]

11.5 Term of Royalty Obligation. Royalties on each Product shall be payable on a Product-by-Product basis beginning with the First Commercial Sale of each such Product and continuing for such time as [*].

11.6 Cumulative Royalties. The obligation under Section 11.0 to pay Royalties on the Net Sales of a Product shall [*] with respect to the same unit of said Product (e.g., regardless of [*_] within Licensed Patent Rights which would, but for this Agreement, be infringed by the making, having made, using, selling, leasing, offering to sell or lease, importing, exporting (within the Territory) or otherwise exploiting, or transferring physical possession of or title in, said Product in the Field in the Territory).

11.7 Net Sales of Sublicensees. Amgen acknowledges that Immunomedics shall be entitled to Royalties on Net Sales of Product(s) sold by Sublicensees hereunder and that Amgen shall be responsible to Immunomedics for paying Royalties due on Net Sales of Product(s) sold by Sublicensees.

11.8 Cross License. Without limiting the obligations of Immunomedics under
Section 19.4.2, in the event that Amgen shall determine in its sole discretion that it is necessary to grant a sublicense, or a covenant not to sue under Collaboration Patent Rights and/or Joint Patent Rights (but not the Immunomedics Patent Rights), to any Third Party in a country in the Territory in order for Amgen to make, have made, use, sell, lease, offer to sell or lease, import, export (within the Territory) or otherwise exploit, or transfer physical possession of or title in, Product(s) in the Field in a country in the Territory, Amgen shall have the exclusive right and discretion to grant such sublicense or covenant not to sue to such Third Party. For purposes of this
Section 11.8, the determination of Net Sales of said Licensed Product for purposes of calculating the Royalties otherwise payable by Amgen to Immunomedics under Section 11.0 shall not include sales of said Licensed Product by such Third Party receiving such sublicense or such a covenant not to sue. If, as part of any sublicense or covenant not to sue, Amgen receives payments then such payments shall be included within the definition of Net Sales and the Royalty rates as set forth in Section 11.0 shall be applied.

11.9 [*]. Notwithstanding anything to the contrary in this Agreement, the definition of Net Sales shall exclude [*], and in lieu thereof, Immunomedics shall receive [*] of any payments received by Amgen (including without limitation any payments from a Third Party, Sublicensee or distributor). Such payment due to Immunomedics shall be made by Amgen not later than sixty (60) days following receipt by Amgen.

                            12.0  SALES MILESTONES

12.1 On a Product-by-Product basis, within sixty (60) days after the first achievement of each of the following annual Net Sales amounts with a Product, on a calendar year basis, ("Annual Net Sales Milestone Events", as set forth hereinbelow), Amgen shall pay to Immunomedics the following one-time milestone payments ("Sales Milestone Payments" as set forth hereinbelow) with respect to each such Product:

     Annual Net Sales Milestone Event    Sales Milestone Payment
     --------------------------------    -----------------------

                       $[*]                        $ 50,000,000

                       $[*]                        $        [*]

                       $[*]                        $        [*]
                                                            ---
                   Total Sales Milestone Payments  $225,000,000

12.2 Notwithstanding the above in Section 12.1, Amgen shall not be obligated to pay any Sales Milestone Payment more than once for each Product, regardless of the number of times such Product achieves the corresponding Annual Net Sales Milestone Event.

                        13.0  NO FURTHER CONSIDERATION

13.1 Other than as explicitly set forth (and as applicable) in Sections 9.0, 10.0, 11.0, 12.0, 16.2.5, 16.4, 18.3.2, 19.3.4, 20.1 and 29.3, Amgen shall not be obligated to pay any additional fees, milestone payments, Royalties or any additional payments to Immunomedics under this Agreement. Moreover, other than as explicitly set forth in Section 3.1 Amgen shall not be responsible for any financial or other obligation (including without limitation any financial or other obligation relating to clinical development of Epratuzumab) incurred by Immunomedics prior to, on or after the Closing Date.

                                14.0  PAYMENTS

14.1 Beginning with [* ], Amgen shall deliver to Immunomedics, within [* ] after the close of each calendar quarter thereafter until the expiration of Amgen's obligation to pay Royalties for such Product under Section 11.5, a statement setting forth the Net Sales of such Product during the previous quarter, together with a payment of Royalties due for such quarter. Upon written notice by Immunomedics, interest shall accrue on any Royalties not paid when due (at the [* ] rate [* ], from the due date until the date of payment).

14.2 Amgen shall maintain the necessary books and records to determine the correctness of any payment of Royalties hereunder, and such books and records shall be open to inspection for three years following the end of the period to which they pertain. Once per calendar year Immunomedics shall have the option, upon thirty (30) days prior written notice to Amgen, to engage at its own expense an independent certified public accountant, reasonably acceptable to Amgen, to examine in confidence, upon reasonable notice and during Amgen's regular business hours, those books and records of Amgen as may be necessary to determine the correctness of any payment of Royalties hereunder for the previous three (3) year period. The report of such accountant shall be limited to a certificate verifying any statement provided or payment submitted by Amgen during such period but may include, in the event such accountant shall be unable to verify the correctness of any such payment, information relating to why such payment is unverifiable and Amgen shall receive a copy of each such report concurrently with receipt by Immunomedics. In the event that such payment is unverifiable, Amgen and Immunomedics shall use good faith efforts to arrive at an equitable solution. In the event an inspection reveals, as set forth in a final report, an underpayment of [* ] or more in any quarter, Amgen shall pay the costs of the inspection and shall promptly pay to Immunomedics any underpayment with interest from the date such amount(s) were due (at [* ] rate [* ] from the due date until the date of payment). In the event an inspection reveals, as set forth in a final report, an overpayment by Amgen hereunder, Amgen shall have the right to credit the excess amount against any of its then-future payments due under this Agreement.

14.3 Net Sales received in currencies other than United States Dollars shall be converted into the United States Dollar equivalent, at the average rate of exchange for the quarter (as calculated by averaging the rate of exchange at the close of business of the last day of each month of said quarter) as reported in International Financial Statistics (publisher, International Monetary Fund) during the Royalty period of such Net Sales, or in the event International Financial Statistics is not available then The Wall Street Journal, for the currency of the country in which the sale is made at the average rate of exchange during the Royalty period of such Net Sales. If

Amgen (or a Sublicensee of Amgen under this Agreement) is unable to convert a foreign currency into United States Dollars for reasons beyond its control, or is restricted by law, regulation or court order from remitting Royalties from any country of sale, Amgen shall cause such payment to be made to Immunomedics by deposit to the credit and account of Immunomedics or its designated nominee in any commercial bank designated by Immunomedics in the applicable country. Amgen shall deliver to Immunomedics proper evidence of such deposit.

14.4 Amgen shall be entitled to deduct from all Royalties payable hereunder by Amgen to Immunomedics, any taxes (excluding any income taxes) or other similar fees which are required by any foreign government to be withheld by Amgen on Royalties payable hereunder by Amgen to Immunomedics (provided that Amgen shall furnish Immunomedics with prior written notice of such deduction).

14.5 Immunomedics shall treat all financial information subject to review under Section 14.0, or under any related sublicense agreement, as Amgen's Confidential Information. Immunomedics shall be responsible for this financial information and shall cause its agents who have a need for access to such financial information to be bound to obligations of confidentiality, at least as restrictive as Immunomedics' obligations of confidentiality herein.

14.6 While Royalties for a Product shall be calculated and paid quarterly, any difference between the annual Royalty based on aggregating quarterly calculations of Net Sales and the annual Royalty based on actual Net Sales for the year, and any required Royalty adjustments, shall be made by an adjustment payment by Amgen at the time the 4/th/ quarter Royalty payment is made or by an adjustment credit against Amgen's future Royalty obligations. [* ]

                               15.0  DEVELOPMENT

15.1 Other than for Immunomedics' work under the [* ]Agreements as expressly permitted by Amgen hereinbelow, Amgen shall have the sole and full control, authority, discretion and right to conduct, fund and make all decisions regarding the development of Product(s) (including, but not limited to, preclinical pharmacology, toxicology, nomination of any Product for clinical development, final approval of clinical protocols and clinical development) and regulatory affairs related thereto (including, but not limited to, interaction with Governmental Authority(ies), the preparation and submission of Regulatory Filings and product registration) in the Territory [* ] as set forth in Section
15.5. Until such time as Immunomedics sublicenses Amgen under and/or terminates the [* ] Agreements pursuant to Section 2.3 (at which time Immunomedics shall have no further rights as set forth hereinabove), Immunomedics agrees not to further approve any protocols or take any other action under such [* ] Agreements, without the prior approval of Amgen.

15.2 Amgen shall own all right, title and interest in and to [* ], Regulatory Filings and Governmental Approvals. Notwithstanding anything to the contrary in this Agreement, Immunomedics shall have no rights with respect to the preparation, filing and ownership of any such Regulatory Filings and Governmental Approvals, but will, upon Amgen's reasonable request, assist Amgen in the preparation of such Regulatory Filings and in all material communications to or from Governmental Authority(ies) (at Amgen's expense).

15.3      [* ]

15.4      [* ].

15.5 Amgen (or its Sublicensees), on its own or with Third Party collaborators or consultants, shall have the right to conduct research and development activities with Product(s) in the Territory (but not outside the Territory, unless Immunomedics provides its prior written approval); provided
                                                                     --------
however, that notwithstanding the foregoing, Amgen shall have the right to
-------
complete all activities outside of the Territory relating to the [* ] conducted under [* ] and extensions thereof (and have a continuing right to consult with the investigators involved with such [* ]). Immunomedics (or its licensees outside of the Territory), on its own or with Third Party collaborators or consultants shall have the right to conduct research and development activities with Product(s) outside the Territory, but not in the Territory, unless Amgen provides its prior written approval (which may be withheld in Amgen's absolute sole discretion).

15.6 For so long as required by Governmental Authority(ies), Amgen and Immunomedics shall each promptly notify the other of any events in their respective territories reportable to Governmental Authority(ies) in the United States under 21 C.F.R. 314.80 (as such requirements may be amended from time-to-time) and any similar or equivalent reporting obligations to other Governmental Authority(ies) throughout the world.

15.7 In addition to participating in the meetings set forth in Section 7.3, on a [* ] basis, Amgen shall provide Immunomedics with a detailed written summary of the status of Amgen's clinical development activities relating to Epratuzumab. Immunomedics may discuss and comment on these [* ] reports and, at the request of Immunomedics, Amgen shall make available one or more members of its Epratuzumab clinical product development team to meet and discuss such written summary with Immunomedics, at times and at locations (for example, via personal visits or telephone discussion) as mutually agreed by the parties.

15.8 At any time during the term of this Agreement, Amgen shall [* ] for a 2/nd/ Generation Product. Upon [* ], such 2/nd/ Generation Product shall be included within the definition of "Product" (A.39 of Exhibit A) and be subject to the terms of this Agreement.

                              16.0  MANUFACTURING

16.1 Amgen shall have the sole right to manufacture Product(s) in the Territory and to make all decisions with respect thereto, except as expressly set forth in Section 16.2.

16.2 Until [* ], Immunomedics (or its subcontractors) shall supply Amgen with Amgen's requirements of clinical grade, filled and finished Epratuzumab for use in all [* ] Trials for the treatment of patients with [* ] non-Hodgkin's lymphoma ("NHL") deemed necessary by the FDA for approval of a U.S. BLA for Epratuzumab (specifically including, but not limited to, those [* ] Trials conducted under [* ] and extensions thereof).

          16.2.1 In the event the worldwide clinical requirements for Epratuzumab exceed the manufacturing capacity of Immunomedics (and all of its subcontractors) prior to [* ].

          16.2.2 Epratuzumab shall be manufactured by Immunomedics in accordance with mutually-agreed-upon specifications and in accordance with current Good Manufacturing Practices (as defined in the Code of Federal Regulations) in a manufacturing process and facility as described in the applicable IND(s) filed with the FDA. Amgen shall have the right to review and consult on the manufacturing of Epratuzumab, and Immunomedics shall address all reasonable comments provided by Amgen. Amgen shall also have the right to inspect and audit any parties involved in the manufacturing process and to have its representatives be present at the manufacturing facilities. Amgen shall have the right to ensure that raw material suppliers maintain compliance with current Good Manufacturing Practices, including having one or more Amgen employees in each supplier facility during any appropriate hours of operation to the extent necessary to ensure compliance with current Good Manufacturing Practices. Immunomedics shall be responsible for the finish and fill of Epratuzumab in unlabeled vials. Immunomedics shall be responsible for the quality assurance/quality control (QA/QC) of all Epratuzumab manufactured on behalf of Amgen and shall provide a certification that all Epratuzumab supplied to Amgen shall conform to the Product Specifications.

          16.2.3 Amgen shall accept risk of loss for Epratuzumab following receipt of delivery from Immunomedics at an Amgen warehouse designated in writing by Amgen.

          16.2.4    [* ]

          16.2.5 Amgen shall be responsible for the labeling and packaging and lot release of Epratuzumab. Upon Amgen releasing a sufficient quantity of Epratuzumab to satisfy its requirements of Epratuzumab for use in the conduct of all [* ] Trials deemed necessary by the FDA for approval of a United States BLA of Epratuzumab (specifically including, but not limited to, those [* ] Trials conducted under [* ] and extensions thereof), Amgen shall, within [* ] thereafter, pay to Immunomedics a supply fee for such released Epratuzumab on a per-vial cost of [* ] on the basis of a [* ] vial (which per vial cost shall be appropriately adjusted if the quantity of Epratuzumab per vial changes, provided that (i) no change shall be made unless mutually agreed in writing by Amgen and by Immunomedics and (ii) such cost adjustment reflects Immunomedics' standard costs), plus interest at [* ] from the date on which each shipment of vials shall be received by Amgen until the date of payment; provided however, that if
                                                      ----------------
any one of such quantities of Epratuzumab is supplied in bulk form Amgen shall calculate the number of vials which would have been produced by Immunomedics had it finished and filled such quantities of bulk Epratuzumab using Immunomedics' standard yield for such finish and fill process. If [* ]; provided however, if
                                                          ----------------
prior to the completion of such clinical trials Amgen should provide notice under Section 16.2.4 and assume the obligation to manufacture bulk Epratuzumab (and the finish and fill thereof) or Amgen should terminate or discontinue development of Epratuzumab for any reason or for reasons other than as set forth in Section 18.3.1, and Immunomedics has otherwise complied with all of its supply obligations hereunder, Amgen shall pay Immunomedics for all quantities of Epratuzumab supplied to Amgen prior to the date of such notice, termination or discontinuation).

          16.2.6 At the request of Amgen, Immunomedics agrees to negotiate in good faith with Amgen to establish mutually-agreeable terms to meet Amgen's clinical requirements of [* ].

16.3 Unless Amgen shall have earlier terminated the clinical development of Epratuzumab or shall have terminated this Agreement, Amgen covenants to achieve the following:

          16.3.1 to supply clinical grade material from Amgen's clinical manufacturing facility using a commercial process for administration of Epratuzumab [* ] Trial for the treatment of [* ] NHL under [* ] and extensions thereof, but only if required by the FDA for the establishment of comparability with [* ]..

          16.3.2 to have a facility (and/or a contract with a Third Party to have a facility) which (a) is ready for submission of a licensing application for use of a commercial process to produce Epratuzumab [* ] and (b) has manufacturing capacity to produce Epratuzumab in quantities sufficient to [* ]; provided however, that notwithstanding any of the foregoing, Amgen shall not be
----------------
required to have such facility ready for submission of a licensing application prior to [* ].

16.4 It is the intention and goal of Amgen to meet its manufacturing obligations under Section 16.3. However, it is recognized and agreed by the parties that the goals described above depend on Amgen developing [* ] and that there can be no guarantee by Amgen to meet these goals. In the event Amgen is unable to meet either of its covenants under Section 16.3, Amgen shall pay a one-time fee of [* ] ($[* ]) to Immunomedics, [* ].

16.5 After licensure of such Epratuzumab manufacturing facility by or on behalf of Amgen, Amgen shall assume sole responsibility for the manufacture of Epratuzumab for use in the Territory. Immunomedics shall retain the right to manufacture all or part of the requirements from its own manufacturing facility and/or to contract with a Third Party to produce sufficient quantities of Epratuzumab for development and commercialization outside the Territory. [* ]

16.6 Notwithstanding anything to the contrary in this Agreement, Amgen shall have no obligation, for any reason or under any circumstance, [* ].

16.7 Amgen and Immunomedics shall negotiate in good faith the terms and conditions whereby Amgen would supply Epratuzumab to Immunomedics (and/or its licensees outside of the Territory) for their needs in the B Cell Malignancy Field outside of the Territory. In conducting such good faith discussion, the parties shall consider, among other things, all the risks and costs associated with a potential supply arrangement and a fair sharing of such risks and costs. The foregoing shall be neither a commitment on the part of Immunomedics to purchase, nor a commitment on the part of Amgen to supply, Epratuzumab unless and until the parties reach a mutually satisfactory definitive agreement.

                            17.0  COMMERCIALIZATION

17.1 Amgen shall have the sole right to commercialize (including, but not limited to, the promotion, marketing and sales of) Product(s) in the Territory and to make all decisions with respect thereto (including, but not limited to, determination of price, sales and distribution, packaging, labeling, language to be included on the package insert, promotion, detailing and selection of trademarks and Phase IV clinical trials), subject to its obligations under
Section 19.5.

                                18.0  DILIGENCE

18.1 Amgen shall [* ] to develop, manufacture, distribute, market and sell Product(s) in the Territory.

18.2      [* ].

18.3 Development of Epratuzumab within the [* ] Field. In order to retain its rights and licenses to Epratuzumab granted to it under this Agreement, Amgen shall continue development of Epratuzumab by pursuing (subject to Immunomedics' satisfying any relevant obligations hereunder, including but not limited to its technology transfer obligations under Section 6.0 and its supply obligations in accordance with Section 16.2) the [* ] Trials for use of Epratuzumab to treat patients with [* ] NHL (specifically including, but not limited to, those [* ] Trials conducted under [* ] and extensions thereof, subject to final approval by Amgen and the FDA of such [* ]).

          18.3.1 Notwithstanding the foregoing in Section 18.3 above, Amgen shall not have an obligation to continue the development of Epratuzumab if, on the basis of the results from the [* ] Trials for use of Epratuzumab to treat patients with [* ] NHL (specifically including, but not limited to, those [* ] Trials conducted under [* ] and extensions thereof), (a) the data, [* ], of [* ] Trials shall fail to meet the minimum efficacy requirements as finally set forth in the protocols for such [* ] Trials and/or is reasonably considered by Amgen to lack safety required for product approval and/or (b) a United States BLA is filed but the FDA, for any reason, shall not approve such United States BLA filing for Epratuzumab.

          18.3.2 After all databases are locked on all [* ] Trials required for the [* ] NHL filing, Amgen shall, within [* ] thereafter, submit a United States BLA filing, provided that the FDA criteria for efficacy [* ] and safety are met, and if there is no new negative information concerning commercialization or safety issues; provided however, notwithstanding any of the
                                    ----------------
foregoing, Amgen shall not be required to [* ]. Additionally, if after all databases are locked on all [* ] Trials required for the [* ] NHL filing if such [* ] Trials are completed before such [* ] Trials for the[* ] NHL filing, Amgen shall, within [* ] thereafter, prepare the clinical results section of the United States BLA so as not to unduly delay the filing of such BLA following subsequent completion of the other sections (including the CMC section) of such BLA, provided however, that the FDA criteria for efficacy and safety are met,
     ----------------
and that there is no new negative information concerning commercialization or safety issues. In the event Amgen is unable to meet either of its covenants under this Section 18.3.2, Amgen shall pay to Immunomedics [* ] .

          18.3.3 Other than as set forth in Section 18.3.1, if Amgen discontinues the development of Epratuzumab in [* ] NHL, all rights granted with respect to Epratuzumab shall revert to Immunomedics, and this shall have the effect of termination of this Agreement with respect to Epratuzumab, in accordance with the terms of Section 21.3.2.

18.4 Development of Epratuzumab [* ]. The parties recognize and agree that this development depends on a variety of factors including, but not limited to, the [* ].

18.5      Development of 2/nd/ Generation Product(s).

18.5.1 Amgen intends to [* ]clinical trials with Epratuzumab [* ] in the Territory. The parties recognize and agree that this development depends on a variety of factors including, but not limited to, the scientific rationale and evidence for therapeutic activity of Epratuzumab [* ], the benefits demonstrated in pre-clinical models of Epratuzumab [* ], and the commercial opportunity presented by Epratuzumab [* ] (including an assessment of the market and other competitive products, but excluding other Amgen products). [* ]

          18.5.2 In the event Amgen discontinues the development of Epratuzumab for any reason, Amgen (a) shall provide notice thereof to Immunomedics, (b) shall use [* ] to develop a 2/nd/ Generation Product as a Product (for which Amgen shall have given notice under Section 15.8) and (c) shall initiate a clinical trial with any such Product by a date which is [* ], otherwise Amgen shall return all its remaining license rights to Product(s) under Sections 2.1, 2.2. and 2.3 and transfer all previously untransferred Amgen Data to Immunomedics. [* ]

                          19.0  INTELLECTUAL PROPERTY

19.1      Ownership.

          19.1.1 Amgen shall own all right, title and interest in and to all Amgen Know-How and all patent rights and other intellectual property rights related thereto. Other than with respect to Amgen Know-How the making, having made, using, offering to sell, selling or importing of which would infringe one or more valid claims of an issued patent owned or controlled by Immunomedics (except with respect to the rights and licenses granted under this Agreement), Amgen shall have the unrestricted, royalty-free, worldwide right to make, have made, use, sell, lease, offer to sell or lease, import, export or otherwise exploit, or transfer physical possession of or title in, Amgen Know-How.

          19.1.2 Immunomedics shall own all right, title and interest in and to all Immunomedics Know-How, Collaboration Patent Rights and all Immunomedics Patent Rights and other intellectual property rights related thereto, which shall be subject to the rights and licenses granted to Amgen hereunder.

          19.1.3 All right, title and interest in all Joint Know-How and all Joint Patent Rights and other intellectual property rights related thereto shall be jointly owned by Amgen and Immunomedics. Except with respect to the rights granted by Immunomedics to Amgen in this Agreement, neither party shall have the right to exploit Joint Know-How and Joint Patent Rights anywhere in the world, without the prior written consent of the other party.

          19.1.4 Other than as expressly set forth herein, neither party shall have any right in and to any intellectual property owned or controlled by the other party and neither party shall have an obligation to grant the other party any rights therein.

19.2      Prosecution.

          19.2.1 Promptly after the Closing Date, Immunomedics shall provide Amgen with copies of all documents pertaining to Licensed Patent Rights and Licensed Trademark Rights for the Territory existing as of the Closing Date and thereafter shall promptly provide Amgen with all documents pertaining to Licensed Patent Rights acquired by Immunomedics during the term of this Agreement; but Immunomedics shall not provide opinions of counsel.

          19.2.2    [*]

          19.2.3 Subject to Section 19.2.5(b), Immunomedics, at its own cost and expense, shall have the right to initially file in the United States Patent Office, using [*] outside counsel, a provisional patent application [*] conceived or reduced to practice, constructively or actually, after the Effective Date. [*]

          19.2.4    [*]

          19.2.5    [*]

          19.2.6 The parties agree that the law firm of [*] shall be the mutually acceptable counsel.

9.3       Enforcement.

          19.3.1 If either party learns at any time of any infringement or threatened infringement by a Third Party of any Licensed Patent Rights for infringement within the Territory involving a [*] or for infringement of[*] in the Territory, that party shall promptly notify the other party of such infringement or threatened infringement.

          19.3.2    [*]

          19.3.3    [*]

          19.3.4    [*]

19.4      Infringement Defense.

          19.4.1 [*] The parties may discuss alternative payment arrangements to those set forth in the preceding sentence; provided however, in the event the parties are unable to agree to such alternative payment arrangements, then the payment arrangements set forth in the preceding sentence shall control.

          19.4.2    [*]

19.5 Markings; Promotional Material. To the extent practical, Amgen agrees to mark the Product(s) sold in the United States with all applicable United States patent numbers. All Product(s) shipped to or sold in other countries to the extent practical shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale. To the extent permitted by law, regulation or regulatory authorities, Immunomedics' name, to the extent Amgen's name is used in association with Epratuzumab, shall be included on pre-launch informational materials mass distributed to health care professionals, including at conferences and seminars, and promotional materials or other marketing material associated with the distribution of Product(s).

19.6 Cooperation Between the Parties. Amgen and Immunomedics agree to cooperate with each other in [*].

                       20.0  INSURANCE; INDEMNIFICATION

20.1 During the term of this Agreement and for a period of [*] after expiration or termination of this Agreement, Amgen shall indemnify Immunomedics and shall hold Immunomedics harmless from all liability, loss, damage and cost resulting from (i) any claims of any nature (other than claims by Third Parties relating to patent infringement) arising out of the acts or omissions of Amgen and its Sublicensees regarding its rights and obligations hereunder or the subject matter hereof, including, but not limited to, the research, development, marketing and/or sale of Product(s) by, on behalf of or under the authority of Amgen during the term of this Agreement and/or (ii) any representation or warranty set forth herein being untrue in any material respect when made; except to the extent in either (i) or (ii) above that such claim arises from Immunomedics' willful misconduct or negligence or is otherwise covered by
Section 20.2.

20.2 During the term of this Agreement and for a period of [*] after expiration or termination of this Agreement, Immunomedics shall indemnify Amgen and shall hold Amgen harmless from all liability, loss, damage and cost resulting from (i) any claims of any nature (other than claims by Third Parties relating to patent infringement) arising out of the acts or omissions of Immunomedics and its licensees outside of the Territory regarding its rights and obligations hereunder or the subject matter hereof, including, but not limited to, its research and development activities (regarding, for example, Immunomedics Know-How, Product(s), Regulatory Filings and the Development Contracts) by, on behalf of or under the authority of Immunomedics prior to the Closing Date and/or during the term of this Agreement and/or (ii) any representation or warranty of Immunomedics set forth herein having been untrue in any material respect when made; except to the extent in either (i) or (ii) above that such claim arises from Amgen's willful misconduct or negligence or is otherwise covered by Section 20.1.

20.3 A party that intends to claim indemnification under Section 20.0 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any loss, liability, damage, expense, claim, demand, action or other proceeding in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires to assume (jointly with any other indemnitor similarly noticed) the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee; provided however, that the Indemnitee
                                           ----------------
shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in Section 20.0 shall not apply to amounts paid in settlement of any loss, liability, damage, expense, claim, demand, action or other proceeding if such settlement shall be effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The failure by the Indemnitee to deliver notice to the Indemnitor within a reasonable time after commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under Section 20.0, but the omission to deliver notice to the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnitee other than under
Section 20.0. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action or other proceeding that materially diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee under Section 20.0 and its employees and agents shall cooperate reasonably with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

20.4 Each party shall maintain, through self-insurance or commercially-placed insurance, adequate coverage for the indemnification obligations set forth herein, consistent with pharmaceutical industry practices.

                            21.0  TERM; TERMINATION

21.1      Sections 21.0, 24.0, 25.0, 28.0, 29.0, 30.0, 31.0 and 32.0 shall become effective as of the Effective Date and all other provisions of this Agreement shall become effective in accordance with Section 29.0./2/ Unless earlier terminated pursuant to the terms of Section 21.0, this Agreement shall continue in full force and effect until expiration of Amgen's obligation to pay Royalties under this Agreement.

21.2      Termination.

          21.2.1 Amgen Discretion. Amgen may, at any time upon [*] written notice to Immunomedics, (a) terminate, in whole or in part, any of the licenses granted hereunder and/or (b) terminate this Agreement.

          21.2.2 Default. In the event any material representation or warranty made hereunder by either party shall have been untrue in any material respect ("Representation Default"), or upon any material breach or material default of a material obligation of this Agreement by a party ("Performance Default"), the party not in default ("Non-Defaulting Party") must first give the other party ("Defaulting Party") written notice thereof ("Notice of Default"), which notice must state the nature of the Representation Default or Performance Default in reasonable detail and must request the Defaulting Party cure such Representation Default or Performance Default within [*], or within [*] for non-payment. If the Defaulting Party shall dispute the existence, extent or nature of any default set forth in a Notice of Default, the parties shall use good faith efforts to resolve the dispute.

                    (a) Amgen Default. In the event of a Representation Default or a Performance Default by Amgen relating to Amgen's obligations to pay fees, milestone payments or Royalties hereunder, or for failure to meet its obligations under Section 18.0 that shall not have been cured

_______________________

/2/ The parties have determined that the balance of the Agreement became effective as of February 1, 2001.

within the period set forth above after receipt of a Notice of Default, Immunomedics, at its option, may terminate this Agreement in its entirety (in addition to any other remedies which may be available at law or equity). In the event of a Performance Default by Amgen other than relating to Amgen's obligations to pay fees, milestone payments or Royalties hereunder or for failure to meet its obligations under Section 18.0, Immunomedics shall only be entitled to seek remedies which may be available at law (but shall not be entitled to seek termination of this Agreement), and all of Amgen's rights and obligations under this Agreement shall remain in full force and effect.

                    (b) Immunomedics Default. In the event of a Representation Default or a Performance Default by Immunomedics that shall not have been cured within the period set forth above after receipt of a Notice of Default, Amgen (in addition to any other remedies which may be available at law or equity), at its option, may (i) maintain this Agreement and deduct from any fees, milestone payments, Royalties or other payments then or in the future due to Immunomedics, any costs, liabilities, damages, claims or expenses incurred by Amgen or (ii) terminate this Agreement. In addition, in the event of a Representation Default, Amgen may terminate this Agreement and receive a refund of all money paid.

          21.2.3 Bankruptcy. In the event Immunomedics shall declare or be declared bankrupt, Amgen may terminate this Agreement. All rights and licenses granted under or pursuant to this Agreement by Amgen or Immunomedics are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under
Section 101 of the U.S. Bankruptcy Code. The parties agree that Amgen shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Immunomedics under the U.S. Bankruptcy Code, Amgen shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property and all embodiments of such intellectual property, and same, if not already in Amgen's possession, shall be promptly delivered to Amgen (a) upon any such commencement of a bankruptcy proceeding, upon Amgen's written request therefore, unless Immunomedics (or a trustee on behalf of Immunomedics) elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Immunomedics, upon written request therefore by Amgen. In the event Amgen elects to terminate this Agreement pursuant to this Section 21.2.3, all rights and obligations hereunder shall terminate, provided however, Amgen shall retain all
                                       ----------------
licenses to Licensed Patent Rights, Licensed Trademark Rights and Licensed Know-How granted herein, subject to the payments when due to Immunomedics of all fees, milestone payments and Royalties on Product(s).

          21.2.4 Acquisition. Upon the acquisition by a Third Party (directly or indirectly, of greater than [*] of Immunomedics, Amgen may [*].

          21.2.5 Injunction; Failure of HSR Clearance. This Agreement shall terminate automatically in the event a final nonappealable order of any court or other governmental body of competent jurisdiction shall have been issued prohibiting, restraining or enjoining the transactions contemplated by this Agreement and all appeals or rights of appeal shall have been exhausted. This Agreement may be terminated by either party (i) on or before one hundred twenty
(120) days following the Effective Date, if all of the provisions of this Agreement shall not have become effective in accordance with Section 30.0 hereof, provided that a party shall not be entitled to terminate this Agreement pursuant to this
Section 21.2.5 if such party's breach of Section 29.0 is the reason that the provisions of this Agreement shall not have become effective in accordance with
Section 30.0 on or before the expiration of such one hundred twenty (120) day period or (ii) if prior to the time all of the provisions of this Agreement shall have become effective in accordance with Section 30.0, either party shall have been formally advised that officials of the FTC, Department of Justice or the State Attorney General or of any other governmental authority of competent jurisdiction have decided to seek to prohibit, enjoin or restrain the transactions contemplated hereby and such party elects not to challenge or resist such possible prohibition, injunction or restraint.

21.3      Effects of Termination.

          21.3.1 Of the Agreement in its Entirety. Upon termination of this Agreement in accordance with Section 21.2 (other than with respect to Section 21.2.3):

                    (a) All rights and obligations in the following Sections shall terminate: Sections 2.1, 2.2, 2.3, 3.0-12.0, 14.0, 15.0 (subject to
Section 21.3.1(c)), 16.1-16.5, 16.7, 17.0, 18.0, 19.2, 19.3, 19.5, 24.0, 27.0,
28.1, 28.2, 28.3, 29.0 and 30.0-31.0; and (ii) the following provisions shall remain in full force and effect after the expiration or termination of this
Agreement: Sections 1.0, 2.4, 13.0, 16.6, 19.1, 19.4, 19.6, 20.0-23.0, 25.0-
26.0, 28.4 and 32.0.

                    (b) Subject to Amgen's rights under Section 2.4, each party shall destroy, or at the other party's request return, all of the other party's Confidential Information (other than with respect to maintaining one (1) archival copy of Confidential Information related thereto for its legal files, for the sole purpose of determining its obligations under this Agreement) and Materials, and shall provide the other party with certification by an officer of such party that all such materials have been destroyed or returned to the other party, as appropriate.

                    (c) Subject to Section 21.3.3, Amgen shall assign (to the extent permitted by law) to Immunomedics all Amgen Data; Regulatory Filings relating to Product(s) and Governmental Approvals relating to Product(s).

          21.3.2         21.3.2  Of the Agreement with Respect to a Product(s).

                    (a)  [*].
                    (b)  [*]

          21.3.3 Notwithstanding anything to the contrary in Section 21.0, Amgen shall not be obligated for any reason or under any circumstance to transfer (or otherwise have any obligation) to Immunomedics with respect to Amgen [*].

          21.3.4    Transition.

                    (a) During any [*] period after receipt or delivery of a notice of termination or Default under Section 21.2 (other than a notice under
Section 21.2.2(a)) relating to the termination of this Agreement, in whole or in part, all of Amgen's obligations under the affected parts of this Agreement, including but not limited to development, marketing, manufacturing, supply, and payment of fees and Royalties, shall (to the extent applicable) remain in force and effect; provided however, that in the event of
                                        ----------------
termination by Amgen, the parties shall immediately begin a timely transition of all such activities to Immunomedics. After such [*] period and in the event of any termination of rights under this Agreement, each party shall assist (and be responsible for its own expenses) in the transition of affairs in a timely, reasonable and businesslike manner, not to exceed an additional period of [*]; provided however, that Amgen shall not be responsible for any clinical trials or
----------------
any costs and expenses of any kind (with the exception of its internal costs) during the additional [*] period. In the event Amgen utilizes a contract research organization for the conduct of any [*] Trials, Amgen shall use [*] to assist Immunomedics in retaining such contract research organization in the continued conduct of such [*] Trials.

                    (b) Notwithstanding Section 21.3.4(a), if Amgen terminates this Agreement due to a merger with or acquisition of a Third Party which owns or controls a Competitive Product, Amgen shall provide Immunomedics with notice thereof and, for a period of [*] after such notice, Amgen shall remain responsible for [*].

21.4 Accrued Rights. Termination, relinquishment or expiration of any licenses under this Agreement or of this Agreement for any reason in accordance with Section 21.0 shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, relinquishment or expiration. Upon termination of this Agreement in its entirety or otherwise with respect to rights in a Product in accordance with Section 21.0, Amgen and its Sublicensees shall thereupon have the right to sell that amount of Product(s) that Amgen and its Sublicensees then have on hand, provided however,
                                                              ----------------
that with respect to any Licensed Product for which a Royalty is due under
Section 11.0, Amgen shall pay the Royalties thereon at the time provided for.

21.5 No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY NATURE ARISING FROM SUCH PARTY'S ACTIVITIES UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR OPPORTUNITIES OR INJURY TO A PERSON OR PROPERTY RESULTING FROM THE TERMINATION (IN WHOLE OR PART) OF THE LICENSES TO LICENSED KNOW-HOW, LICENSED PATENT RIGHTS AND LICENSED TRADEMARK RIGHTS OR THIS AGREEMENT.

                             22.0  CONFIDENTIALITY

22.1 During the term of this Agreement and for a period of [*] after expiration or termination of this Agreement, each party shall maintain in confidence any Confidential Information of the other party which is disclosed or generated pursuant to this Agreement, and shall not disclose, use or grant use of the Confidential Information of the other party except on a need-to-know basis to such party's directors, officers, employees and consultants, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. Notwithstanding the foregoing, such obligations of confidentiality and non-use shall not apply to that aspect of information which the obligated party can establish by competent proof:

          22.1.1 was already known to the obligated party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

          22.1.2 was generally known to the public or otherwise part of the public domain at the time of its disclosure to the obligated party;

          22.1.3 became generally available to the public or otherwise part of the public domain after its disclosure, through no fault of the obligated party;

          22.1.4 was subsequently lawfully disclosed to the obligated party by a Third Party who did not require the obligated party to hold it in confidence or limit its use, provided it was not obtained by such Third Party under an obligation of confidentiality directly or indirectly from the other party; or

          22.1.5 was independently discovered or developed by the obligated party without access to or the use of the other party's Confidential Information, as can be documented by written records created at the time of such independent discovery or development.

22.2 Subject to Section 22.3, all Confidential Information, if disclosed in a writing or embodied in a tangible item or product, shall be marked "confidential" or, if disclosed orally or in an intangible form, shall within a reasonable period but in no event more than [*] following such disclosure be reduced to (or summarized in) writing, marked "confidential" and delivered by the disclosing party to the receiving party.

22.3      Notwithstanding anything to the contrary in this Agreement (including
Section 22.2), for purposes of this Agreement: (a) all oral or written communications regarding Immunomedics Know-How relating to CD22-Based Compound(s) generated prior to the term of this Agreement or generated in the Territory during the term of this Agreement shall be considered the [*] of the parties; (b) all oral or written communications regarding [*] shall be considered the [*] of the parties; (c) all oral or written communications regarding all other Immunomedics Know-How shall be considered the Confidential Information of Immunomedics; and (d) all oral or written communications regarding Amgen Know-How shall be considered the Confidential Information of Amgen.

                          23.0  PERMITTED DISCLOSURE

23.1 Notwithstanding the obligations of confidentiality and non-use as set forth in Section 22.0,

          23.1.1 Amgen may disclose [*] to the extent that such disclosure is reasonably necessary in connection with [*] relating to the Product(s) in the Field in the Territory.

          23.1.2 Immunomedics may disclose [*] to the extent that such disclosure is reasonably necessary in connection with [*] relating to the Product(s) outside of the Territory.

     23.1.3 Each party may disclose the other party's [*] in establishing rights or enforcing obligations under this Agreement or in complying with applicable laws, regulations and/or court orders; provided however, that in each
                                                  ----------------
case described herein if a party shall be required to make any disclosure of the other party's [*] under this Section 23.1.3: (a) it will give reasonable advance notice to the other party of such disclosure requirement; (b) it will provide a copy of the proposed disclosure to the other party; and (c) at the request of the other party, it will use commercially reasonable efforts in assisting the other party to secure confidential treatment of [*] required to be disclosed, including cooperating with the other party to obtain a protective order of the other party's [*].

                              24.0 PUBLICATIONS

24.1 Amgen may publish scientific results of its work within the scope of the licenses granted under this Agreement, provided however, that Amgen complies
                                       ----------------
with the following procedure:

     24.1.1  [*]

     24.1.2  [*]

24.2 [*]

     24.2.1  [*]

     24.2.2  [*]

     24.2.3  [*]

     24.2.4 Immunomedics grants to Amgen an irrevocable, royalty-free, non-transferable, non-exclusive right and license to use, reproduce, display, translate and perform, all such copyrightable materials as may be reasonably necessary for the practice of its rights hereunder.

24.3 [*]

24.4 The Parties recognize that [*] (and their collaborators) may publish the scientific results of its work under the [*] Agreements regarding Epratuzumab and [*]. Immunomedics shall [*] to provide Amgen with a courtesy copy in advance of such publication and to urge[*] to refrain from publishing any [*]. Notwithstanding any of the above, unless Amgen has provided its prior written consent, Immunomedics shall remain responsible for any disclosure by [*] of the Confidential Information of Amgen delivered to [*].

                          25.0 PUBLIC ANNOUNCEMENTS

25.1 Except as may otherwise be required by law, regulation or court order in accordance hereinbelow, neither party shall make any public announcement, directly or indirectly, concerning this Agreement or the subject matter hereof without first submitting a copy of the proposed announcement to the other party for its review and prior written approval, such approval not to be unreasonably withheld. If, in the reasonable opinion of a disclosing party's counsel, such party shall be required by law, regulation or court order to make a public announcement or disclosure concerning this Agreement or the subject matter hereof (including without limitation, in a filing with the United States Securities and Exchange Commission), such party shall give reasonable prior advance notice and a copy of the proposed text of such required announcement to the other party for its prior review and comment. The other party shall provide its comments, if any, on such required announcement as soon as practicable, and in no event later than [*] after receipt of such notice or such other time as mutually agreed upon to comment on the publication of such required announcement. The parties shall work together in good faith to agree on the format, content and other elements of all such public announcements concerning this Agreement or the subject matter hereof. Once a public announcement has been approved and publicly disclosed, either party may further publicly disclose the same content of such approved announcement.

25.2 Notwithstanding the above in Section 25.1, promptly after the execution and delivery of this Agreement, the parties shall issue a press release in the form attached hereto and incorporated herein as Exhibit F.

                              26.0 THIS AGREEMENT

26.1 The parties agree that the material terms of this Agreement shall be considered Confidential Information of both parties and neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, (a) a party may disclose the terms or conditions of this Agreement on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly permitted by this Agreement and in confidence under terms and conditions at least as restrictive as set forth herein; (b) Amgen may disclose the terms of this Agreement to prospective and actual Sublicensee(s), in confidence under terms and conditions at least as restrictive as set forth herein; (c) [*] to prospective and actual licensee(s) outside of the Territory, in confidence under terms and conditions at least as restrictive as set forth herein; and (d) the parties shall be permitted to disclose in SEC filings those terms of this Agreement required to be disclosed under law or regulation, provided that the parties shall consult with one another concerning which terms of this Agreement shall be redacted in SEC filings.

                               27.0 TRANSITION

27.1 Immunomedics shall ensure a smooth transition of all manufacturing, development and other activities to Amgen, including making appropriate personnel available, as reasonably requested by Amgen, to assist Amgen in connection with such transition. Such assistance by Immunomedics shall be by means of personal visits, correspondence and telephone discussions.

                28.0 REPRESENTATIONS, WARRANTIES AND COVENANTS

28.1 Each party warrants and represents that as of both the Effective Date and the Closing Date:

     28.1.1 it is duly organized and validly existing and in good standing under the laws of the State of Delaware, and it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

     28.1.2 the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary corporate action of such party, and the person executing this Agreement on behalf of each party has been duly authorized to do so by all requisite corporate actions; and

     28.1.3 the execution and delivery of this Agreement and the performance by such party of any of its obligations under this Agreement do not and will not
(a) conflict with or constitute a breach or violation of any other contractual obligation to which it is a party, any judgment of any court or governmental body applicable to such party or its properties or, to such party's knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to such party or its properties, and (b) with respect to the execution and delivery of this Agreement, require any consent or approval of any governmental authority or other person;

     28.1.4 it is aware of no action, suit, inquiry or investigation contemplated or instituted by any governmental agency which questions or threatens the validity of this Agreement; and

     28.1.5 this Agreement is legally binding and enforceable in accordance with its terms.

28.2 Immunomedics further represents and warrants that as of both the Effective Date and the Closing Date:

     28.2.1 it is the [*] and has good and marketable title to [*], and that "LymphoCide" is a registered trademark in the United States;

     28.2.2 it has no reason to believe that Licensed Patent Rights and Licensed Trademark Rights are invalid, provided however, that nothing herein
                                       ----------------
shall be construed as a warranty or representation by Immunomedics of the validity of Licensed Patent Rights;

     28.2.3 other than with respect to [*], it has no reason to believe that any Licensed Know-How is claimed by any intellectual property rights of any Third Party(ies), provided however, that nothing herein shall be construed as a
                  ----------------
warranty or representation by Immunomedics that anything made, used, sold, leased, offered for sale or lease, imported, exported (within the Territory) or otherwise exploited, and the transfer of physical possession or title in, Product(s) in the Field in the Territory under the license rights granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, registered design or other intellectual property rights of a Third Party;

     28.2.4 it has no reason to believe and has no knowledge of any facts of any [*]; and

     28.2.5 it has exercised [*] in ensuring that the Exhibits and Schedule are complete in all material respects as of the Effective Date and, in the event it learns that any other items have not been included in the Exhibits or Schedule as of the Effective Date, then it shall promptly provide those items and complete the respective Exhibit or the Schedule prior to the Closing Date.

28.3 Immunomedics acknowledges that in entering into this Agreement Amgen has relied upon information supplied by Immunomedics and information which Immunomedics has caused to be supplied to Amgen by Immunomedics' agents and/or representatives concerning Product(s) and Immunomedics Know-How. To the best of Immunomedics' knowledge as of the Effective Date of this Agreement, Immunomedics has not furnished to Amgen any information which is untrue or omitted furnishing Amgen any information available to Immunomedics concerning Product(s) and Immunomedics Know-How required to make the disclosed information substantially complete and not misleading. Specifically, (a) Immunomedics has no reason to believe and has no knowledge of any facts regarding the existence of any material preclinical or clinical data or information concerning Epratuzumab which Immunomedics has not disclosed to Amgen and (b) Immunomedics represents and warrants that the summary provided to Amgen by Immunomedics [*] is accurate and complete [*].

28.4 EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE MATERIALS AND INFORMATION PROVIDED HEREUNDER ARE BEING PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY TYPE WHATSOEVER REGARDING THE MATERIALS AND INFORMATION. EACH PARTY EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

                                   29.0 HSR

29.1 Immunomedics and Amgen shall promptly take all actions necessary (a) to make the filing required under the Hart-Scott-Rodino ("HSR") Act and (b) to comply at the earliest practicable date with any request for information received from the Federal Trade Commission ("FTC") or the Antitrust Division of the Department of Justice ("DoJ") pursuant to the HSR Act.

29.2 The parties shall consult with one another prior to making any filings, responses to inquiries or other contacts with the FTC or DoJ concerning the transactions contemplated hereby. Immunomedics shall co-operate with Amgen in any action, to the extent Amgen decides, to resist any effort by the FTC, DoJ or the State Attorney General or any court, arbitrator or governmental body seeking to prohibit, restrain or enjoin the transactions contemplated by this Agreement and will co-operate with Amgen in pursuing any appeal of any such order or decision prohibiting, restraining or enjoining said transactions.

29.3 Amgen shall be responsible for all HSR filing fees.

                              30.0 EFFECTIVENESS

30.1 Effectiveness. The provisions of this Agreement which have not previously been effective in accordance with Section 21.1 shall become effective on the date of the expiration or termination of the waiting period under the HSR Act (including any extensions thereof) or the final decision of any court, or other governmental body of competent jurisdiction having the same effect (the date of such provisions becoming effective pursuant to this Section 30.0 being referred to as the "Closing Date").

                           31.0 COSTS AND EXPENSES

31.1 Except as set forth in Section 29.3, each party shall bear its own legal costs and expenses arising out of the negotiation, execution and delivery of this Agreement and the agreements contemplated hereby.

                                 32.0 GENERAL

The parties agree to the following general provisions.

32.1 No Partnership. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, distributorship, employer-employee or joint venture relationship between the parties. No party shall incur any debts or make any commitments for the other party except to the extent, if at all, specifically provided herein.

32.2 Assignments. Neither party shall assign any of its rights nor assign or delegate any of its obligations hereunder, except a party may make such assignments or delegation: (a) without the consent of the other party, as incident to a merger, consolidation, reorganization or acquisition of stock or assets or voting control of the assigning party, provided such party provides the other party notice thereof; (b) without the consent of the other party, to any directly or indirectly wholly-owned subsidiary if the assigning party remains liable and responsible for the performance and observance of all of the subsidiary's duties and obligations hereunder, provided such party provides the other party notice thereof; or (c) upon the written consent of the other party, such consent not to be unreasonably withheld. This Agreement shall be binding upon the successors and permitted assigns of any party, and the name of a party appearing herein shall be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 32.2 shall be void.

32.3 No Rights. Except as otherwise provided pursuant to Section 19.5 or agreed to in advance in writing, no right, express or implied, is granted by this Agreement to use in any manner the names "Immunomedics", "Amgen" or any other trade name or trademark of Immunomedics or Amgen or the names of any employees thereof, for any purpose.

32.4 Severability. In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or by either of the parties, to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere this Agreement shall not be affected so long as the parties are still able to realize the principal benefits bargained for in this Agreement.

32.5 Governing Law/Forum. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, without reference to the conflicts of law principles thereof. Any action or controversy by and between the parties with respect to or relating to this Agreement shall be brought in Federal District Court in Los Angeles, California or the California state courts of general jurisdiction in Los Angeles, California (and the parties shall submit to the jurisdiction thereof).

32.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

32.7 Force Majeure. If the performance of any part of this Agreement by either party or of any obligation under this Agreement shall be prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, the party so affected shall be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

32.8 Exhibits/Schedule. All Exhibits and the Schedule referenced in and attached hereto are incorporated herein by reference. In case of any discrepancies between language incorporated from the Exhibits and Schedule and the terms of the Sections herein, the terms of the Sections shall prevail; provided however, where Sections of this Agreement make explicit reference to a
----------------
substantive matter contained in an Exhibit or Schedule, the substantive matter contained in such Exhibit or Schedule shall prevail.

32.9 Dispute Resolution. Immunomedics and Amgen shall deal with each other in good faith, shall attempt to resolve any disputes between them in good faith.

32.10 Correspondence and Notice. Any notice, reports, and any other written communication required by this Agreement shall be in writing and be sent by prepaid registered or certified air mail or by overnight express mail (e.g., FedEx Priority Mail), or by facsimile (receipt verified and subsequently confirmed by any of the foregoing), and shall be deemed to have been properly served to the addressee upon first receipt of such written communication. The proper addresses for each of the parties for all such communications and notices shall be:


          If to Immunomedics, addressed to:
          Immunomedics, Inc.
          300 American Road
          Morris Plains, NJ 07950
          Facsimile: (973) 605-8311
          Attn:  President and Chief Executive Officer
          cc:  Chairman of the Board

          If to Amgen, addressed to:

          Amgen Inc.
          One Amgen Center Drive
          Thousand Oaks, CA 91320-1799

          Facsimile (805) 499-6058
          Attn: Vice President, Licensing
          cc: Secretary and General Counsel


32.11 Offset. Amgen shall be entitled to offset, against any payments due and payable to Immunomedics hereunder, all such amounts due and payable hereunder but not yet paid by Immunomedics to Amgen. Prior to applying an offset under this Section 32.11, Amgen shall first give Immunomedics written notice of such due and payable amounts and shall request Immunomedics to pay all such due and payable amounts within [*] from the date of such notice.


32.12 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.


32.13 Export Requirements. Each party agrees to comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. Each party hereby agrees and by entering into this Agreement gives written assurance that it shall comply with all United States laws and regulations controlling the export of commodities and technical data within Licensed Know-How, that it will be solely responsible for any violation of any such laws and regulations by itself or its sublicensees (in the case of Amgen) or licensees (in the case of Immunomedics), and that it will indemnify, defend and hold the other party harmless from any liability in the event of any legal action of any nature occasioned by such violation.


32.14 Captions. The captions to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.


32.15 Entire Agreement. Other than as set forth hereinbelow, this Agreement (and its Exhibits and Schedule) constitutes and contains the entire understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, representations, understandings and agreements, whether verbal or written, between the parties respecting the subject matter hereof. On the Closing Date, the [*] Agreement, [*] is hereby superseded, provided that all Confidential Information disclosed in such Non-Disclosure Agreement shall be treated as if disclosed under, and shall be subject to the terms of, this Agreement. No waiver, modification or amendment of any provision of this Agreement (and its Exhibits and Schedule) shall be valid or effective unless made in writing and signed by a duly authorized representative of each party.

          IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have duly executed this Agreement as of the Effective Date.


IMMUNOMEDICS, INC.


By /s/ David M. Goldenberg
Name: David M. Goldenberg, Sc.D., M.D.
Title: Chairman


AMGEN INC.


By /s/ Kevin W. Sharer
Name: Kevin W. Sharer
Title: President & Chief Executive Officer

                              EXHIBIT A: Glossary


A.1 "Active Component(s)" shall mean one or more proprietary substances which in each case performs an identifiable, therapeutic, diagnostic or prophylactic function and which is not claimed by Licensed Patent Rights.

A.2 "Affiliate" shall mean any corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a party. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of [*] or more of the outstanding shares or other voting rights to elect directors of the subject entity, or if not meeting the preceding, any entity owned or controlled by or owning or controlling such entity at the maximum control or ownership right permitted in the country where such entity exists.

A.3  "Amgen" shall mean Amgen Inc. and Affiliates of Amgen Inc.

A.4  "Amgen Data" shall be as defined in Section 15.3.

A.5 "Amgen Know-How" shall mean [*]. For the avoidance of doubt, it is intended that Amgen Know-How shall exclude Immunomedics Know-How and Joint Know-How.

A.6  "Antibody(ies)" [*].

A.7  "Antibody Cells" [*]

A.8  "B Cell Malignancy Field" [*]

A.9 "BLA" shall mean a U.S. Biologic Licensing Application, or an equivalent thereof in any country, filed with and accepted by the FDA, or equivalent foreign Governmental Authority(ies), to obtain marketing approval of a human biological therapeutic product.

A.10 "CD22-Based Compound(s)" [*]

A.11 "CD22 Ligand-Based Compound(s)" [*]

A.12 "Closing Date" shall mean, with respect to the transactions contemplated by this Agreement which require HSR approval, on the date of the expiration or termination of the waiting period under the HSR Act (including any extensions thereof), or the final decision of any court or other governmental body of competent jurisdiction having the same effect in approving the transactions contemplated hereby.

A.13 "Collaboration Patent Rights" [*]

A.14 [*].

A.15 "Competitive Product(s)" shall mean and include any of the following [*] products owned or controlled by a Third Party: [* ]; provided however, that for
                                                     ----------------
the avoidance of doubt Competitive Product shall exclude [*].

A.16 "Confidential Information" shall mean, with respect to a party, any and all data, information, results, conclusions and the like of any kind whatsoever (and all tangible and intangible embodiments thereof of any kind whatsoever) which is owned or controlled by such party.

A.17 "Default" shall mean with respect to a party that (i) any representation or warranty of such party shall have been untrue in any material respect when made or (ii) such party shall have failed to perform any material obligation set forth herein.

A.18 "Development Contracts" [*]

A.19 "Epratuzumab" [*]

A.20 "FDA" shall mean the Federal Food and Drug Administration of the United States Department of Health and Human Services or its successor agencies.

A.21 "Field" [*]

A.22 "First Commercial Sale" shall mean the initial transfer by Amgen or its Sublicensees under this Agreement of a Product to a non-Sublicensee Third Party in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales, following Governmental Approval to market such Product.

A.23 "Genetic Material" shall mean (a) a nucleotide sequence, including DNA, RNA and complementary and reverse complementary nucleotide sequences thereto, whether coding or noncoding and whether intact or a fragment, as well as vectors containing said nucleotide sequence, (b) all other materials derived from or containing such nucleotide sequence, including without limitation derivatives thereof, progeny thereof, modifications thereof or improvements thereto (including, but not limited to, additions, deletions and substitutions thereof), and (c) gene therapy and delivery systems containing any such nucleotide sequence and/or materials.


A.24 "Governmental Approvals" shall mean any approvals, licenses, registrations or authorizations (including designations of a Product as an "Orphan Product" under the Orphan Drug Act), howsoever called, of any Governmental Authority relating to the distribution, importation, exportation, manufacture, production, use, storage, transport or clinical testing and/sale of a Product in the Territory.

A.25 "Governmental Authority(ies)" shall mean individually or collectively, as the case may be, a United States federal, state or local regulatory agency, department, bureau or other government entity, including the FDA, and comparable foreign governmental and/or regulatory agencies, which control the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing and/or sale of pharmaceutical products.

A.26 "Immunomedics" shall mean Immunomedics, Inc. and Affiliates of Immunomedics, Inc.

A.27 "Immunomedics Know-How" shall mean [*].

A.28 "Immunomedics Patent Rights" shall mean, other than [*], the following intellectual property rights with claims which [*] , in any country within the Territory which are owned or controlled by Immunomedics, in whole or in part:
(a) any and all patent applications (including all divisionals, continuations or continuations-in-part) filed or having legal force, (b) any and all patents that have issued or in the future issue from the foregoing patent applications, including utility, model and design patents and certificates of invention, and
(c) any and all extensions or restorations by existing or future extension or restoration mechanisms, including without limitation, supplementary protection certificates or the equivalent thereof, substitutions, confirmations, reregistrations, reexaminations, revalidations, reissues, renewals, extensions or additions to any such foregoing patent applications and patents.

Immunomedics Patent Rights shall include, but not be limited to, the patent applications and patents set forth in Exhibit B under the heading "Immunomedics Patent Rights".

A.29 "IND" shall mean an Investigational New Drug application filed with the FDA pursuant to (S)21 C.F.R. 312.20.

A.30 "Joint Know-How" shall mean [*]. For the avoidance of doubt, it is intended that Joint Know-How shall exclude Amgen Know-How and Immunomedics Know-How.

A.31 "Joint Patent Rights" shall mean the following intellectual property rights in any country within the world which claim [*]: (a) any and all patent applications (including all divisionals, continuations or continuations-in-part) filed or having legal force, (b) any and all patents that have issued or in the future issue from the foregoing patent applications, including utility, model and design patents and certificates of invention, and (c) any and all extensions or restorations by existing or future extension or restoration mechanisms, including without limitation, Supplementary Protection Certificates or the equivalent thereof, substitutions, confirmations, reregistrations, reexaminations, revalidations, reissues, renewals, extensions or additions to any such foregoing patent applications and patents.

A.32 "Licensed Know-How" shall mean, collectively, Immunomedics Know-How and Joint Know-How.

A.33 "Licensed Patent Rights" shall mean, collectively, [*].

A.34 "Licensed Trademark Rights" shall mean any generic name (USAN/INN), trade name, logo or trademark (whether or not registered) in any country within the Territory owned (in whole or part) or controlled by Immunomedics as of the Closing Date, which is associated with any Product (together with all goodwill associated therewith). Notwithstanding anything to the contrary herein, Immunomedics shall retain all rights to the trademark "IMMUNOMEDICS" (including any stylized forms or variants), alone or with its logo, for all uses in the Territory (subject to Section 19.5) and for all uses outside the Territory.

Licensed Trademark Rights shall include, but not be limited to, the trademark applications and trademarks set forth in Exhibit B, under the heading "Licensed Trademark Rights".

A.35 "Materials" shall mean any and all proprietary materials including, but not limited to [*].

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A.36 "Net Sales" shall mean all revenues recognized in accordance with U.S.
generally accepted accounting principles (GAAP) consistently applied, which are received from sales or transfers of a Product by Amgen or a Sublicensee of Amgen to a non-Sublicensee Third Party for which a Royalty is then due from Amgen or a Sublicensee of Amgen (but not including sales relating to transactions between Amgen Inc. and Amgen Affiliates, and their respective Sublicensees), less returns and allowances (actually paid or allowed, including but not limited to, prompt payment and volume discounts, price reductions, rebates, chargebacks from customers or wholesalers, other allowances granted to customers or wholesalers and payments to government agencies, whether in cash or trade), bad debt, freight, shipping, packing, insurance, rebates, and sales and other taxes based on sales prices when included in gross sales, but not including taxes when assessed on income derived from such sales. Amgen shall not sell Product(s) in a "bundle" with other Amgen products in a manner that would violate applicable laws in the Territory.

A.37 [*]

A.38 [*]

A.39 "Product(s)" shall mean the following products which are owned or controlled by Immunomedics or Amgen: (a) Epratuzumab and (b) any 2/nd/ Generation Product for which Amgen [*]. In the event Amgen provides notification under Section 5.4, the Antibody which is the subject of such notification shall be included within the definition of Product(s), subject to the terms and conditions of this Agreement (including for use solely in the Territory) relative to 2/nd/ Generation Product(s) which may be included within the definition of Product(s).

A.40 "Product Specifications" shall mean the lot release specifications for Epratuzumab accepted by the FDA, or such other specifications as the parties shall from time-to-time mutually agree.

A.41 [*]

A.42 "Regulatory Filings" shall mean, collectively, INDs, BLAs, establishment license applications (ELAs) and drug master files (DMFs), applications for designation of a Product(s) as an "Orphan Product(s)" under the Orphan Drug Act, or any other similar filings (including any foreign equivalents and further including any related correspondence and discussions) as may be required by the FDA or equivalent foreign Governmental Authority(ies) for the clinical testing, manufacture or sale of a Product in the Territory.

A.43 "[*] Rights" shall be as defined in Section 7.1.

A.44 [*]

A.45 "Royalty" or "Royalties" shall mean the royalty or royalties payable by Amgen to Immunomedics pursuant to Section 11.0.

A.46 "2/nd/ Generation Product(s)" [*]

A.47 "Sublicensee" shall mean a Third Party to whom Amgen shall have granted a license or sublicense to make, have made, use, sell, lease, offer for sale or lease, import, export (within the

                                      A-4
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Territory) or otherwise exploit or transfer physical possession of or title in, a Product(s) in the Field in the Territory. Solely for the purpose of any compensation payable to Immunomedics hereunder (specifically including Section 11.7), "Sublicensee" shall not include (i) any Third Party who receives an implied license to use a unit of Product(s), arising by operation of law, as a consequence of the purchase of said unit of Product(s) or (ii) any Third Party to which Amgen or a Sublicensee shall have granted the right to distribute one or more Product(s), unless such distributor pays to Amgen or the Sublicensee a royalty based upon the revenues received by the distributor for the sale of such Product.

A.48 "Territory" shall mean the United States, Canada, Mexico and Australia, including their respective territories and possessions.

A.49 "Third Party(ies)" shall mean any individual, partnership, joint venture, corporation, trust, estate, unincorporated organization, government or any department or agency thereof, or any other entity other than Amgen or Immunomedics.

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                               EXHIBITS B-F /3/


_______________________________

/3/ Omitted from this filing.